Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
FOR IMMEDIATE RELEASE
Sparton Corporation Releases Fiscal 2005 Fourth Quarter Results
JACKSON, Mich.—(BUSINESS WIRE)—Aug. 29, 2005—Sparton Corporation (NYSE:SPA) announced financial results for the fourth quarter and fiscal year ended June 30, 2005.
BDO Seidman LLP, auditors for Sparton Corporation, have substantially completed their audit for the fiscal year ended June 30, 2005, and we are furnishing the following results.
Net sales for the fourth quarter of fiscal 2005 were $45.9 million versus $47.8 million last year. For fiscal year 2005, the Company reported net sales of $167.2 million, compared to $161.0 last year. For the year, industrial/other sales increased 19% to $47.6 million, while aerospace sales increased 17% to $68.4 million. Governmental sales declined 15% to $38.2 million and medical/scientific instrumentation sales decreased 28% to $13.0 million. Industrial/other sales increased due primarily to increased demand from two existing customers. It is uncertain if this increased demand will continue into the next fiscal year. Aerospace sales increased due to demand for products related to aircraft collision avoidance systems, which were mandated for installation in all commercial aircraft. This increased level of aerospace sales is not expected to continue. The decrease in government sales reflects rescheduling of engineering design work, as well as failed sonobuoy drop tests. The decrease in medical/scientific instrumentation was a result of lower demand from existing customers and new program delays.
Gross profit percentage for the fourth quarter was 10.6%, up from 8.2% for the same period last year. Gross margins were reduced by charges of $609,000 and $1,021,000 during the fourth quarters of fiscal 2005 and 2004, respectively, for obsolete inventory at two locations. The inventory in question was primarily used in the production of certain proprietary products. Based upon a review of that inventory and of future market demand, the inventory was deemed excess or obsolete. For the year, gross profit percentage was 10.8%, up from 5.8% for the same period last year. The provision for pension costs, most of which is included in costs of goods sold, decreased in 2005 by $247,000. This reduction to $480,000 from $727,000 in the prior year was due principally to an increased rate of return on pension assets. Also, the depressed margins in fiscal 2004 reflect several one-time design and development programs. Finally, unreimbursed research and development expenses in fiscal 2005 were approximately $2 million below fiscal 2004.
The fourth quarter of fiscal 2005 included a nonrecurring income of $5,455,000 (pre-tax). In June 2005, the Company reached a settlement with previous insurance carriers. This settlement resulted in a cash payment, received in July 2005 of $5,455,000. The settlement reflects the recovery of a portion of past costs the Company has incurred in its investigation and site remediation of its Coors Road facility.

Net income for the fourth quarter of fiscal 2005 was $4.9 million ($.56 per share, basic and .55 per share diluted) compared to $1.5 million ($.17 per share basic and diluted) last year. For the full fiscal year, the Company’s net income was $8.1 million ($.92 per share basic and $.91 per share diluted) compared to a loss of $2.0 million ($.23 per share basic and diluted) last year. Net income for the quarter and full fiscal year of 2005 was favorably impacted by the settlement of the above-mentioned claim with an insurer for $5,455,000 (pre-tax).
At June 30, 2005, total shareowners’ equity was $97.2 million. The Company had no outstanding long or short-term debt, and our cash and equivalents plus investment securities totaled $30.0 million.
The Board of Directors has scheduled Wednesday, October 26, 2005, as the date for the Sparton Annual Shareowners’ Meeting. The meeting will be held at the Holiday Inn in Jackson, Michigan starting at 10:00 AM. Sparton expects to mail the annual report to shareowners in late September.

	2005	2004
Quarter ending June 30:
Net sales	$45,881,000	$47,773,000

Gross Profit	$4,843,000	$3,896,000

Net Income	$4,938,000	$1,497,000

Basic income per common share	$0.56	$0.17

Diluted income per common share	$0.55	$0.17

	2005	2004
Year ending June 30:
Net sales	$167,157,000	$161,004,000

Gross Profit	$18,109,000	$9,362,000

Net Income (loss)	$8,112,000	$(2,043,000)

Basic income (loss) per common share	$0.92	$(0.23)

Diluted income (loss) per common share	$0.91	$(0.23)

Notes:
(1) Basic earnings (loss) per share are computed using the weighted average number of shares outstanding as follows — for the quarters ended June 30, 2005 and 2004, 8,825,458 and 8,764,154, respectively; for the years ended June 30, 2005 and 2004, 8,790,325 and 8,762,615, respectively.
(2) Per share income (loss) reflects the effect of the 5% stock dividends declared in October 2003 and November 2004.
(3) The financial results for the fourth quarter and year ended June 30, 2005, include the positive impact ($5,455,000 — pretax) of the previously announced settlement with an insurer with respect to costs associated with the Coors Road remediation effort in Albuquerque, New Mexico.
This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “expect”,

“anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and the other factors discussed in the Company’s form 10-K for the year ended June 30, 2005, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
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